Exhibit 99.1

Synthetech Reports Third Quarter Fiscal 2007 Results

Albany, Oregon, January 30, 2007 - Synthetech, Inc. (NZYM.PK) today announced financial results for the third quarter and first nine months of fiscal 2007, which ended December 31, 2006. Revenue for the third quarter of fiscal 2007 was $3.7 million, a 115% increase compared to revenue of $1.7 million for the third quarter of fiscal 2006. Operating income for the current quarter was $520,000, compared to an operating loss of $837,000 for the same period last year. Net income for the quarter was $498,000, or $0.03 per share, compared to a net loss of $640,000, or $0.04 per share, for last year’s corresponding period.

For the first nine months of fiscal 2007, revenue of $8.7 million resulted in an operating loss of $72,000 and a net loss of $89,000, or $0.01 per share. For the comparable period last year, revenue of $4.0 million resulted in an operating loss of $3.1 million and a net loss of $2.8 million, or $0.19 per share. International sales were $2.3 million and $1.7 million for the first nine months of fiscal 2007 and 2006, respectively. Quarterly fluctuations in the level of international revenue are project dependent and not necessarily reflective of any trend.

Research and development expenses for the first nine months of fiscal 2007 increased $188,000 to $840,000, compared to last year’s corresponding period. The increase primarily reflects additional expenses under a research and development contract entered into with an Indian company in October 2005 and terminated in August 2006 and in response to improving market conditions, the hiring of additional R&D chemists at Synthetech's facility in Albany, Oregon.

Cost of revenue and interest income for the first nine months of fiscal 2006 includes a partial refund of $201,000 of prior years' property taxes and $31,000 of related interest income.

Synthetech’s cash, cash equivalents and marketable securities were $849,000 at December 31, 2006, compared to $2.0 million at March 31, 2006. As of December 31, 2006, Synthetech’s working capital was $5.3 million, compared to $5.0 million as of March 31, 2006.

Synthetech, Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands, except per share data)	2006	2005	2006	2005

Revenue	$3,724	$1,736	$8,654	$3,984
Cost of revenue	2,431	1,769	6,239	4,624
Gross income (loss)	1,293	(33)	2,415	(640)

Research and development	233	263	840	652
Selling, general and administrative	540	541	1,647	1,782
Total operating expense	773	804	2,487	2,434

Operating income (loss)	520	(837)	(72)	(3,074)

Interest income	6	20	28	96
Interest expense	(28)	(3)	(46)	(5)
Income (loss) before income taxes	498	(820)	(90)	(2,983)

Income tax benefit	-	(180)	(1)	(180)
Net income (loss)	$498	$(640)	$(89)	$(2,803)

Basic and diluted income (loss) per share	$0.03	$(0.04)	$(0.01)	$(0.19)

Commenting on the financial results, Dr. Gregory Hahn, President and COO, said, “I am very encouraged to see Synthetech achieve a second consecutive quarter of profitability. Two ongoing customer projects generated $2.1 million, or 56%, of our revenue for the third quarter, which ended with an order backlog of approximately $5 million compared to $2.4 million at December 31, 2005. The majority of the backlog is scheduled to ship during the fourth quarter of fiscal 2007. Synthetech’s portfolio of specialized chemistries continues to attract a considerable level of customer inquiries. We are also enhancing our chemistry portfolio to include new technologies and plan to hire a small number of R&D chemists to better enable us to pursue additional opportunities”.

Dr. Daniel Fagan, Chairman and CEO stated, “I was pleased with this quarter’s financial results and their favorable effect on Synthetech’s working capital. We continue with our efforts to broaden and stabilize Synthetech’s revenue base. Building from our current capabilities we are developing new areas of expertise in attractive market segments.”

Management anticipates that Synthetech’s revenue will continue to be volatile from period to period. Variability in Synthetech’s level of revenue is based primarily on its participation in large-scale customer projects and the timing of shipments arising from these projects. Synthetech operates in a challenging business environment, characterized by the unpredictable dynamics and life cycle of pharmaceutical projects, which can lead to rapid fluctuations in the mix of projects and revenues. As the uncertainties inherent in drug development projects remain outside of Synthetech’s control, it is difficult to predict the progress, timing and revenue potential of these projects.

About Synthetech
Synthetech, Inc. is a fine chemicals company specializing in organic synthesis, biocatalysis and chiral technologies. Synthetech develops and manufactures amino acid derivatives, specialty amino acids, peptide fragments, proprietary custom chiral intermediates and specialty resins, primarily for the pharmaceutical industry. Synthetech’s products support the development and manufacture of therapeutic peptides and peptidomimetic small molecule drugs at every stage of a customer’s clinical development pipeline, and are used as ingredients in drugs for the treatment of AIDS, cancer, cardiovascular and other diseases.

Forward-Looking Statements
This press release contains “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are forward-looking, including, without limitation, statements regarding: future operating results; the status of the fine chemicals industry, customer projects or inquiries; the timing of shipments; and plans to hire additional research and development chemists and to pursue new areas of expertise. Words such as “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or words or phrases of similar meanings identify forward-looking statements. Forward-looking statements reflect management’s current expectations, plans or projections and are inherently uncertain and actual results could differ materially from such expectations, plans or projections. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Risks and uncertainties that could cause actual results to differ significantly from management’s expectations include, but are not limited to, the following: uncertainty regarding Synthetech's ability to continue its operations; Synthetech's limited financial and other resources; the uncertain market for Synthetech's products; potential loss of a significant customer; customer concentration; potential termination or suspension by customers of significant projects or orders; Synthetech's limited experience in entering new markets and market segments; potential period-to-period revenue or expense fluctuations; higher than expected cash use, or inability to borrow funds under Synthetech's credit facility or to raise other debt or equity capital required to continue operations or to implement its growth strategy; production factors; industry cost factors and conditions; competition; government regulation; labor disputes; technological changes; international business risks. Investors are urged to read Synthetech’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2006, for a further description of risks and uncertainties related to forward-looking statements made by Synthetech as well as to other aspects of Synthetech's business. Those reports describe, some, but not all of the factors that could cause actual results to differ significantly from management’s expectations. Additional risks and uncertainties not presently known to Synthetech or which Synthetech currently deems immaterial also may impair its business or operations. Synthetech does not intend to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

MORE INFORMATION: CONTACT:	Web site: www.synthetech.com E-mail: investor@synthetech.com Gary Weber, CFO PO Box 646 Albany, Oregon 97321 541 967-6575